Exhibit 99.1

89bio Appoints Veteran Finance Executive Lota Zoth to Board of Directors

SAN FRANCISCO, June 4, 2020 — 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases, today announced the appointment of Lota S. Zoth, CPA to its Board of Directors and as Chair of the Audit Committee. A veteran of the biopharmaceutical industry, Ms. Zoth brings more than 35 years of financial and strategic experience to her role.

“We are very pleased to have someone of Lota’s caliber join 89bio’s Board of Directors,” said Rohan Palekar, CEO of 89bio. “Lota brings decades of financial, operational and board experience to 89bio, which we expect will prove valuable as we advance the clinical development of BIO89-100 and execute against our goals as a public company.”

Ms. Zoth currently serves as the chair of the board of directors and the audit committee of Zymeworks, Inc. and as chair of the audit committees of Inovio Pharmaceuticals, Inc. and Lumos Pharma, Inc. She previously served on the board of directors of other biopharmaceutical companies including Spark Therapeutics, Inc., Hyperion Therapeutics, Inc. Orexigen Therapeutics, Inc., Aeras, Ikaria, Inc. and Circassia Pharmaceuticals, plc. Ms. Zoth served as chief financial officer of MedImmune, Inc. until her retirement in July 2007. Prior to MedImmune, she held senior financial positions at a number of publicly traded companies, including Sodexho Marriott Services, Inc., PSINet, Inc., Marriott International, Inc. and PepsiCo, Inc. Ms. Zoth is a certified public accountant and began her career as an auditor at Ernst & Young, LLP. She received a BBA in accounting, summa cum laude, from Texas Tech University.

“I’m excited to join 89bio’s Board of Directors during this pivotal period of growth and scientific advancement,” said Ms. Zoth. “I look forward to collaborating with other members of the Board of Directors and company management to successfully execute on our vision of delivering differentiated medicines to patients with liver and cardio-metabolic diseases.”

About 89bio

89bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases. The company’s lead product candidate, BIO89-100, is being developed for the treatment of NASH. The company also intends to develop BIO89-100 for the treatment of SHTG. BIO89-100 is a specifically engineered glycoPEGylated analog of FGF21 that is currently in a proof of concept Phase 1b/2a clinical trial in patients with NASH or NAFLD and a high risk of NASH. 89bio is headquartered in San Francisco with operations in Herzliya, Israel. Visit 89bio.com for more information.

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Investor Contact:

Ryan Martins

Chief Financial Officer

investors@89bio.com

Media Contact:

Lori Rosen

LDR Communications

917-553-6808

lori@ldrcommunications.com